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                                                                 Exhibit (b)(2)


                              DECLARATION OF TRUST
                                       OF
                              FVNB CAPITAL TRUST I

                  THIS DECLARATION OF TRUST is made as of June 27, 2001 (this "Declaration of Trust"), by and between FVNB Corp., a Texas corporation, as sponsor (the "Sponsor"), The Bank of New York, a New York banking corporation, as trustee (the "Trustee") and The Bank of New York (Delaware), a Delaware banking corporation, as trustee (the "Delaware Trustee," and together with the Trustee, the "Trustees"). The Sponsor and the Trustees hereby agree as follows:

         1. The trust created hereby shall be known as "FVNB Capital Trust I" (the "Trust"), in which name the Trustees or the Sponsor, to the extent provided herein, may conduct the business of the Trust, make and execute contracts on behalf of the Trust, and sue and be sued on behalf of the Trust.

         2. The Sponsor hereby assigns, transfers, conveys and sets over to the Trustee on behalf of the Trust the sum of $10. The Trustee hereby acknowledges receipt of such amount in trust from the Sponsor, which amount shall constitute the initial trust estate. The Trustee hereby declares that it will hold the trust estate in trust for the Sponsor.

         3. It is the intention of the parties hereto that the Trust created hereby constitute a business trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. Section 3801, et seq. (the "Business Trust Act"), and that this document constitute the governing instrument of the Trust.

         4. The Trustees are hereby authorized and directed to execute and file a certificate of trust (the "Certificate of Trust") with the Secretary of State of the State of Delaware (the "Secretary of State") in the form attached hereto.

         5. The Sponsor and the Trustees will enter into an amended and restated Declaration of Trust (the "Amended and Restated Declaration of Trust") satisfactory to each such party, to provide for the contemplated operation of the Trust created hereby and the issuance by the Trust of the Capital Securities and Common Securities referred to therein. Prior to the execution and delivery of such Amended and Restated Declaration of Trust, the Trustees shall not have any duty or obligation hereunder or with respect of the trust estate, except as otherwise required by applicable law or as may be necessary to obtain prior to such execution and delivery any licenses, consents or approvals required by applicable law or otherwise. Notwithstanding the foregoing, the Trustee may take all actions which the Sponsor deems necessary, convenient or incidental to effect the transactions contemplated herein and as the Trustees shall be directed in writing by the Sponsor.

         6. The Sponsor, as the sponsor of the Trust, is hereby authorized, in its discretion, (i) to prepare, execute and file on behalf of the Trust, such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and

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documents that shall be necessary or desirable to register or establish the exemption from registration of the Capital Securities of the Trust under the securities or "Blue Sky" laws of such jurisdictions as the Sponsor, on behalf of the Trust, may deem necessary or desirable; (ii) to negotiate, execute, deliver and perform on behalf of the Trust one or more purchase agreements, placement agency agreements, escrow agreements, subscription agreements and other similar or related agreements providing for or relating to the sale and issuance of the Capital Securities of the Trust and/or any other interests in the Trust; (iii) to prepare, execute and deliver on behalf of the Trust any and all documents, certificates, papers, instruments and other writings as it deems desirable in connection with any of the foregoing; (iv) to prepare, execute and deliver letters or documents to, or instruments for filing with, a depository relating to the Capital Securities of the Trust as it deems necessary or desirable.

         7. This Declaration of Trust may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         8. The number of trustees of the Trust initially shall be two and thereafter the number of trustees of the Trust shall be such number as shall be fixed from time to time by a written instrument signed by the Sponsor which may increase or decrease the number of trustees of the Trust; provided, however, that to the extent required by the Business Trust Act, one trustee of the Trust shall either be a natural person who is a resident of the State of Delaware or, if not a natural person, an entity which has its principal place of business in the State of Delaware and otherwise meets the requirements of applicable Delaware law. Subject to the foregoing, the Sponsor is entitled to appoint or remove without cause any trustee of the Trust at any time. Any trustee of the Trust may resign upon thirty (30) days' prior notice to the Sponsor.

         9. The Sponsor hereby agrees, to the fullest extent permitted by applicable law, to (i) reimburse the Trustees for all reasonable expenses (including reasonable fees and expenses of counsel and other experts) and (ii) indemnify, defend and hold harmless the Trustees and any of the officers, directors, employees and agents of the Trustees (the "Indemnified Persons") from and against any and all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including the reasonable fees and expenses of counsel), taxes and penalties of any kind and nature whatsoever (collectively, "Expenses"), to the extent that such Expenses arise out of or are imposed upon or asserted at any time against such Indemnified Persons with respect to the performance of this Declaration of Trust, the creation, operation or termination of the Trust or the transactions contemplated hereby; provided, however, that the Sponsor shall not be required to indemnify any Indemnified Person for any Expenses which are a result of the willful misconduct, bad faith or negligence of such Indemnified Person.

         10. This Declaration shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflict of laws principles).


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Declaration of Trust to be duly executed as of the day and year first above written.

                                      FVNB CORP., as Sponsor


                                      By: /s/ David M. Gaddis
                                          ----------------------------------
                                          David M. Gaddis
                                          President and Chief Executive Officer


                                      THE BANK OF NEW YORK, as Trustee


                                      By: /s/ Mary LaGumina
                                          ----------------------------------
                                          Mary LaGumina
                                          Vice President


                                      THE BANK OF NEW YORK (DELAWARE), as
                                      Delaware Trustee


                                      By: /s/ William T. Lewis
                                          ----------------------------------
                                          William T. Lewis
                                          Senior Vice President


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